Exhibit B-43

       State of Delaware
      Secretary of State
   Division of Corporations
Delivered 11:30 AM 01/21/2005
   FILED 11:30 AM 01/21/05
SRV 050053010 - 3419272 FILE

STATE OF DELAWARE
CERTIFICATE OF CANCELLATION

1.     The name of the limited liability company is Forest City Gathering, LLC.

2.     The Certificate of Formation of the limited liability company was filed on July 27, 2001.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Cancellation this 18th day of January, A.D. 2005.

KLT Gas Inc.,
as Manager

By:  /s/David J. Haydon
      David J. Haydon, President